EXHIBIT 11

STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE

DIXIE YARNS, INC. AND SUBSIDIARIES

                                                           Year End
                                            December 31,   December 25,    December 26,
                                                1994           1993             1992
PRIMARY:
  Net income (loss)                         $(3,226,725)    $4,684,359     $5,467,421


  SHARES:
    Weighted average number of common
      shares outstanding assuming
      conversion of Class B Common Stock     12,249,041     11,192,720      8,727,231
    Net effect of dilutive stock
      options based on the treasury
      stock method using average market
      price                                      34,272         65,836         28,805
    Net effect of put option based
      on the reverse treasury stock
      method using average market price         987,861        202,875            ---
                               TOTAL SHARES  13,271,174     11,461,431      8,756,036
  PER SHARE AMOUNT                          $      (.24)   $       .41     $      .62

FULLY-DILUTED:
  Net income (loss)                         $(3,226,725)   $ 4,684,359     $5,467,421
  After-tax interest requirement of
    convertible subordinated debentures (A)         ---            ---            ---

                  ADJUSTED NET INCOME(LOSS) $(3,226,725)   $ 4,684,359     $5,467,421

  SHARES:
    Weighted average number of common
      shares outstanding assuming
      conversion of Class B Common Stock     12,249,041     11,192,720      8,727,231
    Net effect of dilutive stock options
      based on the treasury stock method
      using year-end market price if higher
      than the average market price              34,262         66,084         44,492
    Net effect of put option based on
      the reverse treasury stock method
      using year-end market price if lower
      than the average market price           1,567,405        401,259            ---
    Effect of assumed conversion of
      convertible subordinated
      debentures(A)                                 ---            ---            ---
                               TOTAL SHARES  13,850,708     11,660,063      8,771,723
  PER SHARE AMOUNT (B)                      $      (.23)   $       .40     $      .62

A) The assumed conversion of convertible subordinated debentures into 1,390,745 shares with an after-tax interest requirement of $1,894,739 for the years ended December 31,
1994 and December 25, 1993, and into 1,390,745 shares with an after-tax interest requirement of $1,923,739 for the year ended December 26, 1992 has been excluded from the computation since the effect was anti-dilutive.

B) Fully diluted earnings per share for 1994 reported as $(.24) due to calculated earnings per share reflecting anti-dilution.
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